Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Nos. 333-219348, 333-203944, 333-188554, 333-165088, 333-130874 and 333-63166) on Form S-8 and Registration Statement (No. 333-223878) on Form S-3 of Misonix, Inc., of our report dated April 11, 2019, with respect to the financial statements of Solsys Medical, LLC, which comprise the balance sheets as of December 31, 2018 and 2017, the related statements of operations, changes in members’ deficit and cash flows for the years then ended, and the related notes to the financial statements, which report appears in the Current Report on Form 8-K of Misonix, Inc. dated January 22, 2020.

/s/ PBMares LLP

January 22, 2020